Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Second Quarter		First Six Months
	2020	2019	2020	2019
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,307	$1,756	$2,979	$3,442
Intermodal	569	701	1,224	1,420
Coal	209	468	507	903
Total railway operating revenues	2,085	2,925	4,710	5,765

Railway operating expenses
Compensation and benefits	586	712	1,208	1,439
Purchased services and rents	372	418	775	842
Fuel	84	254	273	504
Depreciation	282	284	574	567
Materials and other	151	192	317	382
Loss on asset disposal	—	—	385	—
Total railway operating expenses	1,475	1,860	3,532	3,734

Income from railway operations	610	1,065	1,178	2,031

Other income – net	49	22	71	66
Interest expense on debt	156	153	310	302

Income before income taxes	503	934	939	1,795

Income taxes
Current	66	136	110	263
Deferred	45	76	56	133
Total income taxes	111	212	166	396

Net income	$392	$722	$773	$1,399

Earnings per share – diluted	$1.53	$2.70	$3.00	$5.21

Weighted average shares outstanding – diluted	256.7	267.1	257.7	268.3

See accompanying notes to consolidated financial statements

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2020	2019
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,143	$580
Accounts receivable – net	822	920
Materials and supplies	257	244
Other current assets	128	337
Total current assets	2,350	2,081

Investments	3,590	3,428
Properties less accumulated depreciation of $11,823
and $11,982, respectively	31,217	31,614
Other assets	805	800

Total assets	$37,962	$37,923

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,268	$1,428
Income and other taxes	239	229
Other current liabilities	343	327
Current maturities of long-term debt	85	316
Total current liabilities	1,935	2,300

Long-term debt	12,612	11,880
Other liabilities	1,680	1,744
Deferred income taxes	6,874	6,815

Total liabilities	23,101	22,739

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 255,109,247 and 257,904,956 shares,
respectively, net of treasury shares	256	259
Additional paid-in capital	2,217	2,209
Accumulated other comprehensive loss	(475)	(491)
Retained income	12,863	13,207

Total stockholders’ equity	14,861	15,184

Total liabilities and stockholders’ equity	$37,962	$37,923

See accompanying notes to consolidated financial statements

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Six Months
	2020	2019
	($ in millions)
Cash flows from operating activities
Net income	$773	$1,399
Reconciliation of net income to net cash provided by operating activities:
Depreciation	574	567
Deferred income taxes	56	133
Gains and losses on properties	(11)	(7)
Loss on asset disposal	385	—
Changes in assets and liabilities affecting operations:
Accounts receivable	98	(30)
Materials and supplies	(13)	(49)
Other current assets	30	55
Current liabilities other than debt	—	(30)
Other – net	(134)	(86)

Net cash provided by operating activities	1,758	1,952

Cash flows from investing activities
Property additions	(735)	(979)
Property sales and other transactions	258	214
Investment purchases	(5)	(12)
Investment sales and other transactions	(58)	(75)

Net cash used in investing activities	(540)	(852)

Cash flows from financing activities
Dividends	(482)	(458)
Common stock transactions	26	18
Purchase and retirement of common stock	(669)	(1,050)
Proceeds from borrowings	784	1,054
Debt repayments	(314)	(750)

Net cash used in financing activities	(655)	(1,186)

Net increase (decrease) in cash, cash equivalents, and restricted cash	563	(86)

Cash, cash equivalents, and restricted cash
At beginning of year	580	446

At end of period	$1,143	$360

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$287	$271
Income taxes (net of refunds)	1	215

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. Stock Repurchase Program

We repurchased and retired 3.9 million and 5.7 million shares of common stock under our stock repurchase program during the first six months of 2020 and 2019, respectively, at a cost of $669 million and $1.1 billion, respectively.

2. Loss on Asset Disposal

In the first quarter of 2020, we committed to a plan to dispose of certain locomotives deemed excess and no longer needed for railroad operations. Specifically, during the first six months of 2020, the Company recorded a charge related to the loss on the sale of approximately 450 locomotives disposed of in the first six months, and a write-down of approximately 250 additional locomotives that we are actively marketing to sell. Accordingly, a $385 million loss was recorded to adjust their carrying amount to their estimated fair value. The loss on asset disposal reduced "Earnings per share – diluted" for the first six months by $1.11.

3. Restricted Cash

The "Cash, cash equivalents, and restricted cash" line item on the Consolidated Statements of Cash Flows includes restricted cash of $88 million in 2019, reflecting deposits held by a third-party bond agent as collateral for certain debt obligations which matured on October 1, 2019.